Exhibit 99.1

News Release

Torchmark Corporation	• 2001 Third Avenue South •	Birmingham, Alabama 35233
Contact: Joyce Lane	972-569-3627	NYSE Symbol: TMK

TORCHMARK REPORTS THIRD QUARTER NET INCOME

PER SHARE OF $1.12, AND NET OPERATING INCOME PER

SHARE OF $1.08, UP 10% OVER THE YEAR-AGO QUARTER

Birmingham, Alabama, October 20, 2004—Torchmark Corporation (NYSE: TMK) reported today that for the quarter ended September 30, 2004, net income was $1.12 per share ($124 million) compared with $.94 per share ($108 million) for the year-ago quarter. Net operating income for the quarter ended September 30, 2004, was $1.08 per share ($120 million), a 10% per share increase compared with $.98 per share ($112 million) for the year-ago quarter. A reconciliation between net income and net operating income is shown in the Financial Summary below.

HIGHLIGHTS – comparing the third quarter 2004 with third quarter 2003:

•	First year premium was $101 million, up 9%, predictive of future premium growth.

•	Life first year premium grew 5% to $59 million with Direct Response and Military distribution channels continuing double-digit growth.

•	Life total premium of $350 million grew 6% with double-digit growth at 3 of the 4 major life channels.

•	Life Underwriting Margin increased 9% to $89 million.

•	Health first year premium grew 14% to $42 million as a result of non-Medicare’s 32% increase to $29 million. Medicare supplement first year premium declined 12% to $13 million. Total health premium of $260 million grew 2%.

•	Excess Investment Income of $84 million grew 5%, or 9% on a per share basis.

•	The tax equivalent yield earned on the fixed maturities portfolio (94% of invested assets at amortized cost) was 7.2%. The annual effective yield earned on the $250 million of fixed investments acquired during the quarter was 6.6%.

•	During the quarter Torchmark continued its ongoing share repurchase program by acquiring 1.6 million shares at a cost of $81 million.

FINANCIAL SUMMARY

Net operating income, a non-GAAP financial measure, is the economic measure that Torchmark’s management has consistently used over time to evaluate the operating performance of the Company, and is a measure commonly used in the life insurance industry. It differs from net income primarily because it excludes certain non-operating items such as realized investment gains and losses and nonrecurring items which are included in net income. Management believes that an analysis of net operating income is important in understanding the profitability and operating trends of the Company’s business.

	Financial Summary (dollars in millions, except per share data)
	Per Share Quarter Ended September 30,		% Chg.	Quarter Ended September 30,		% Chg.
	2004	2003		2004	2003
Insurance Underwriting Income*	$.91	$.82	11	$101.4	$93.8	8
Excess Investment Income*	.76	.70	9	83.9	79.6	5
Parent Expenses	(.02)	(.02)		(2.1)	(2.3)
Income Tax	(.57)	(.51)	12	(63.1)	(58.7)	8

Net Operating Income**	$1.08	$.98	10	$120.0	$112.3	7

Realized Gains (Losses), Net of Tax
Investments	.01	.01		.7	1.5
Valuation of Interest Rate Swaps	.03	(.05)		3.4	(5.9)

Net Income**	$1.12	$.94		$124.1	$107.9

Weighted Average Diluted Shares Outstanding (000)	110,938	114,254

*	See definitions in the discussions below and in the Torchmark 2003 SEC Form 10-K.
**	Totals may not foot due to rounding.

INSURANCE OPERATIONS – comparing the third quarter 2004 with third quarter 2003:

Insurance Underwriting Income

Torchmark’s insurance operations consist of the sales and administration of life and supplemental health insurance. To a limited extent, the Company also markets and administers variable and fixed annuities.

Insurance underwriting margin is management’s measure of each insurance segment’s underwriting performance, and consists of premiums less policy obligations, commissions and other acquisition expenses.

Insurance underwriting income is the sum of the insurance underwriting margins of the operating segments, plus other income, less insurance administrative expenses. It excludes the investment segment, parent company expenses and income taxes.

Insurance underwriting results are summarized in the following chart:

	Insurance Underwriting Income (dollars in millions, except per share data)
	Quarter Ended Sept. 30, 2004	% of Premium	Quarter Ended Sept. 30, 2003	% of Premium	% Change
Insurance Underwriting Margins:
Life	$88.9	25	$81.7	25	9
Health	44.1	17	41.5	16	6
Annuity	3.2		3.0

	136.2		126.1
Other Income	.4		.4
Administrative Expenses	(35.3)		(32.7)		8

Insurance Underwriting Income	$101.4		$93.8		8
Per Share	$.91		$.82		11

Life Insurance

Life insurance is Torchmark’s primary product line. This segment accounted for 65% of the Company’s insurance underwriting margin for the quarter and 57% of total premium revenue. In addition, the investments supporting the reserves for the life segment generate most of the excess investment income that is included in the investment segment.

Torchmark distributes life insurance through four major distribution channels: Direct Response, American Income Agency, Liberty National Agency (captive agencies) and the Military Agency (an independent agency). First year collected premium, total premium and life insurance margins by distribution channel are shown on the Company’s website at www.torchmarkcorp.com on the Investor Relations page at Financial Reports.

Premium revenue from life insurance increased 6% to $350 million with double-digit premium growth at American Income, Direct Response and Military, 3 of the 4 major life distribution channels. Annualized life premium in force at September 30, 2004, was $1.5 billion, an increase of 6%.

Life insurance underwriting margin was $89 million, up 9%, and was 25% of premium revenue, the same percentage as for the year-ago quarter. American Income was the leading contributor to life underwriting margin with $27 million, up 16%, followed by Direct Response with $24 million, up 10%. Underwriting margin as a percentage of premium was 31% for American Income and 25% for Direct Response.

Life insurance first year premiums of $59 million were up 5%. First year premium is the premium collected on policies in their first year and is considered by Torchmark as the best indicator of future premium growth. Direct Response and American Income led in production of first year life premium, each with $19 million. Direct Response had a 17% increase, but American Income’s increase was a modest 3% reflecting slowed agent recruiting in 2004. Military had double-digit growth in first year premiums with $7 million, up 14%.

Health Insurance

The Health insurance segment accounted for 32% of Torchmark’s insurance underwriting margin for the quarter and 42% of total premium revenue, reflective of the lower underwriting margin as a percent of premium for health compared with life insurance. The supplemental health products the Company markets and administers are Medicare supplements, limited benefit hospital/surgical policies and dread disease policies. Medicare supplements accounted for 61% of the Company’s health premium in the third quarter of 2004; however, Medicare supplements were only 32% of first year health premium, reflecting the change in the product mix sold in recent years.

Premium revenue from health insurance was $260 million, up 2%. Sales of non-Medicare health policies have been strong in recent quarters resulting in a 17% increase in premium to $100 million; however, Medicare supplemental health premium declined 6% to $159 million, dampening overall health premium growth.

Health insurance underwriting margin was $44 million, a 6% increase. As a percentage of premium, the underwriting margin increased from 16% to 17%. Health underwriting margins as a percentage of premium remained steady at the UA Independent (19%) and Branch Office (15%) Agencies, which together make up 76% of Torchmark’s health margin.

First year health premiums grew 14% to $42 million. First year premiums from non-Medicare health sales were $29 million, up 32% as both the UA Independent and Branch Office continue to sell predominantly limited benefit hospital/surgical supplemental plans to people under age 65. First year premiums for Medicare supplements were $13 million, declining 12% from the year-ago quarter.

The demand for limited benefit supplemental health plans sold to people under age 65 continues as some employers have eliminated or reduced their major-medical type group coverage for employees, and as individually written major-medical plans have become less available.

Details of the health segment by distribution channels are on the Company’s website at www.torchmarkcorp.com on the Investor Relations page at “Financial Reports.”

Annuities

Torchmark’s annuities are predominantly variable annuity contracts. Underwriting margin from the annuity segment was $3 million, the same as in the year-ago quarter. Annuities comprised only 2% of the Company’s insurance underwriting margin for the quarter.

INVESTMENTS – comparing the third quarter 2004 with third quarter 2003:

Excess Investment Income

Excess investment income is the measure that management uses to evaluate the performance of the investment segment. It is net investment income reduced by required interest. Required interest includes the interest costs credited to net policy liabilities, and the net financing costs. Net financing costs are interest on debt (including trust preferred securities) offset by the income from interest rate swap agreements. Excess investment income per share recognizes the effect of Torchmark’s share repurchase program where excess cash flow is used to repurchase TMK shares rather than acquire fixed income investments.

Excess investment income was $84 million, compared with $80 million, a 5% increase, or a 9% increase on a per-share basis, as detailed in the following chart:

	Quarter Ended		% Change
	Sept. 30, 2004	Sept. 30, 2003
	(dollars in millions, except per share data)
Net Investment Income	$145.2	$138.3	5

Required Interest:
Interest Credited on Net Policy Liabilities	(53.9)	(51.5)	5
Net Financing Costs:
Interest on Debt	(14.0)	(13.9)
Income from Interest Rate Swaps	6.6	6.7

Total Net Financing Costs	(7.4)	(7.2)

Total Required Interest	(61.3)	(58.7)	4

Excess Investment Income	83.9	79.6	5
Per Share	$.76	$.70	9

Net investment income increased 5%, lower than the 6% increase in average invested assets at amortized cost and reflective of the effect of lower interest rates on recent investments.

Financing costs increased only 2% to $7.4 million reflective of the stability of Torchmark’s outstanding debt. One of Torchmark’s interest rate swap agreements matured September 30, 2004. The 10 year agreement ($200 million principal amount) swapped a fixed payable rate of 9.18% for a monthly variable rate, and over the life of the agreement resulted in $62 million of net cash income to Torchmark. In August 2004, Torchmark entered into two new swap agreements, together totaling $199 million principal, that also swap fixed rates for variable rates over the life of the agreements. The new swaps are related to two debt issues that were already outstanding.

While the cash settlements from the interest rate swap agreements are reflected in net operating income, Financial Accounting Standard 133 requires that the Company also record the “market value” of the swaps (i.e., the present value of the estimated future cash settlements) on the balance sheet. The “non-cash” unrealized gain or loss from quarterly change in the market value is recognized as a realized capital gain or loss, even though Torchmark plans to hold the swaps until the scheduled termination dates, at which time their market value and the cumulative capital gains and losses recorded will be $0, as occurred for the swap that matured as described above.

Investment Portfolio Composition at September 30, 2004:

At September 30, 2004, the market value of Torchmark’s fixed maturity portfolio was $8.5 billion, a 7% increase compared with a year ago, and $649 million higher than amortized cost of $7.9 billion. This net unrealized gain is composed of $679 million gross unrealized gains, and $30 million gross unrealized losses. At amortized cost, 90.9% of fixed maturities (91.2% at market value) were rated “investment grade.”

The fixed income portfolio, which at amortized cost comprised 94% of total invested assets, earned a tax equivalent yield of 7.2%. Acquisitions of fixed maturity investments during the quarter totaled $250 million at cost, with an average annual effective yield of 6.6%, an average life of 22 years and average rating of BBB.

Torchmark’s fixed maturities leverage ratio (fixed maturities to shareholders’ equity) of $2.54 of fixed maturities per $1.00 of equity, is lower than that of most peers, which mitigates credit risk in the fixed portfolio compared to most peer companies.

Realized Capital Gains and Losses – during the quarter ended September 30, 2004:

After-tax net realized capital gains from investments, excluding interest rate swaps, were $.7 million compared with net realized gains of $1.5 million in the year-ago quarter. The net realized gain resulted from pre-tax gross gains of $2.7 million and $.3 million of gross losses from fixed maturities, and $1.3 million realized losses from other long-term investments.

SHARE REPURCHASE – during the quarter ended September 30, 2004:

Torchmark’s ongoing share repurchase program resulted in the repurchase of 1.6 million shares of Torchmark Corporation common stock for a total cost of $81 million ($51.35 average cost per share). Total diluted shares outstanding at September 30, 2004, were 110.4 million shares, compared with 112.0 million shares at June 30, 2004.

OTHER FINANCIAL INFORMATION:

FAS 115 requires the adjustment of fixed maturities available for sale to fair market value. Without the FAS 115 adjustment, these assets would be reported at amortized cost. This adjustment includes the unrealized changes in fair market value of these assets due primarily to interest rate fluctuations. Torchmark management views the financial ratios and balance sheet information shown below without the impact of the FAS 115 adjustment because FAS 115 does not allow a corresponding adjustment to interest-bearing liabilities; therefore, management believes the FAS 115 adjustment distorts certain operating measures. We have presented these data both with and without the FAS 115 adjustment.

	GAAP At September 30,		Excluding FAS 115 ADJ. At September 30,
	2004	2003	2004	2003
Net Income as a Return on Equity (YTD)	14.3%	14.0%	—	—
Net Operating Income as a Return on Equity (YTD)	—	—	16.3%	16.3%

Total Assets (in millions)	$13,891	$13,222	$13,280	$12,602
Shareholder Equity (in millions)	$3,344	$3,173	$2,947	$2,770
Book Value Per Share	$30.29	$27.89	$26.69	$24.35
Debt to Capital Ratio	19.9%	21.6%	22.0%	24.0%

	Quarter Ended September 30,
	2004	2003
Total Revenue Excluding Realized Gains and Losses (in millions)	$761	$730
Total Insurance First Year Collected Premium (in millions)	$101	$93

Additional detailed financial reports are available on the Company’s website at www.torchmarkcorp.com, on the Investor Relations page at “Financial Reports.”

CAUTION REGARDING FORWARD-LOOKING STATEMENTS:

This press release may contain forward-looking statements within the meaning of the federal securities laws. These prospective statements reflect management’s current expectations, but are not guarantees of future performance. Accordingly, please refer to Torchmark’s cautionary statement regarding forward-looking statements, and the business environment in which the Company operates, contained in the Company’s Form 10-K for the year ended December 31, 2003, and Form 10-Q for the quarter ended June 30, 2004, on file with the Securities and Exchange Commission and on the Company’s website at www.torchmarkcorp.com on the Investor Relations page. Torchmark specifically disclaims any obligation to update or revise any forward-looking statement because of new information, future developments or otherwise.

EARNINGS RELEASE CONFERENCE CALL WEBCAST

Torchmark will provide a live audio webcast of its third quarter 2004 earnings release conference call with financial analysts at 10:00 a.m. (Eastern Time) tomorrow, October 21, 2004. Access to the live webcast and replays will be available at www.torchmarkcorp.com on the Investor Relations page, at the “Conference Calls on the Web” icon, or at www.PRNewswire.com/news at the “Multimedia Menu” at “Conference Calls.” Supplemental financial reports are currently available on the Investor Relations page of the Torchmark website at the “Financial Reports” icon.

Torchmark Corporation is a holding company specializing in protection life and supplemental health insurance for “middle income” Americans marketed through multiple distribution channels including direct response, and exclusive and independent agencies. Subsidiary Globe Life And Accident is a nationally recognized direct-response provider of life insurance known for its administrative efficiencies. American Income Life is nationally recognized for providing individual life insurance to labor union members. Liberty National Life, one of the oldest traditional life insurers in the Southeast, is the largest life insurer in its home state of Alabama. United American has been a nationally recognized provider of Medicare supplement health insurance since 1966.

For additional information contact:	Joyce Lane
Vice President, Investor Relations
Phone: 972/569-3627
FAX: 972/569-3282
jlane@torchmarkcorp.com
Website: www.torchmarkcorp.com